EXHIBIT 99.1
PubMatic Announces Second Quarter 2024 Financial Results

Delivered revenue of $67.3 million, up 6% over Q2 2023; Revenue from omnichannel video up 19%;
Gross profit was $42.1 million, up 10% over Q2 2023
Net income of $2.0 million or 3% margin;
Adjusted EBITDA of $21.1 million or 31% margin;
Monetized impressions grew 12% over Q2 2023
Supply Path Optimization represented more than 50% of total activity;
Generated $11.9 million in cash from operating activities
NO-HEADQUARTERS/REDWOOD CITY, Calif., August 8, 2024 (GLOBE NEWSWIRE) -- PubMatic, Inc. (Nasdaq: PUBM), an independent technology company delivering digital advertising’s supply chain of the future, today reported financial results for the second quarter ending June 30, 2024.

“We delivered growth in key secular areas of the business with revenue from omnichannel video, which includes CTV, up 19% year-over-year and mobile app up over 20%. Ad buying activity on PubMatic continued to grow as well, with monetized impressions up 12% over last year and supply path optimization activity representing over 50% for the first time.” said Rajeev Goel, co-founder and CEO at PubMatic. “There’s a fundamental shift toward programmatic as digital inventory rapidly expands and ad budgets shift to new formats and channels. PubMatic’s leading sell side technology gives content creators and ad buyers full control and transparency as they seek efficient scale. Our logo list is growing, with several more marquee customers expected to be live on the platform in the coming months. I’m confident that the solutions we offer today, and the investments we continue to make, will fuel long-term, profitable growth in this large and growing market.”
Second Quarter 2024 Financial Highlights
•Revenue in the second quarter of 2024 was $67.3 million, up 6% compared to the same period of 2023;
•Net dollar-based retention1 was 108% for the trailing twelve-months ended June 30, 2024, compared to 100% in the comparable trailing twelve-month period a year ago;
•GAAP net income was $2.0 million with a margin of 3%, or $0.04 per diluted share in the second quarter, compared to GAAP net loss of $(5.7) million with a margin of (9)%, or $(0.11) per diluted share in the same period of 2023;
•Adjusted EBITDA was $21.1 million, or 31% margin, an increase over $10.8 million, or a 17% margin, in the same period of 2023;
•Non-GAAP net income was $9.7 million, or $0.17 per diluted share in the second quarter, compared to Non-GAAP net income of $0.2 million, or $0.00 per diluted share in the same period of 2023;
•Net cash provided by operating activities was $11.9 million, compared to $15.8 million in the same period of 2023;
1 Net dollar-based retention is calculated by starting with the revenue from publishers in the trailing twelve months ended June 30, 2023 (Prior Period Revenue). We then calculate the revenue from these same publishers in the trailing twelve months ended June 30, 2024 (Current Period Revenue). Current Period Revenue includes any upsells and is net of contraction or attrition, but excludes revenue from new publishers. Our net dollar-based retention rate equals the Current Period Revenue divided by Prior Period Revenue. Net dollar-based retention rate is an important indicator of publisher satisfaction and usage of our platform, as well as potential revenue for future periods

•Total cash, cash equivalents, and marketable securities of $165.6 million as of June 30, 2024 with no debt;
•Through July 31, 2024, used $100.1 million in cash to repurchase 6.1 million shares of Class A common stock. We have $74.9 million remaining in the repurchase program.
The section titled “Non-GAAP Financial Measures” below describes our usage of non-GAAP financial measures. Reconciliations between historical GAAP and non-GAAP information are contained at the end of this press release following the accompanying financial data.

Business Highlights
Omnichannel platform drives revenue in secular growth areas
•Revenue from high value formats and channels, mobile display and omnichannel video2, grew 15% over Q2 2023 and represented 78% of total revenue in the quarter, up 5 percentage points over Q2 2023.
•Revenue from omnichannel video, which includes CTV, grew over 19% year-over-year.
•Monetized impressions in Q2 2024 increased 12% over Q2 2023
•Diversified across more than 20 advertiser verticals. The top 10 ad verticals, in aggregate, grew 18% year-over-year.

Added new premier customers and ad-buying partners
•Supply Path Optimization represented more than 50% of total activity on our platform in Q2 2024, up from over 40% a year ago, driven by Activate and expanded strategic partnerships with top ad agencies and advertisers.
•PubMatic’s strength in SPO, private marketplace and programmatic guaranteed fueled new partnerships with premier CTV streamers including Roku and Disney+ Hotstar.
•Added and expanded SPO relationships with top ad buyers including Omnicom Media Group Netherlands and Haleon Health.
•Mars Petcare and their agency GroupM tapped PubMatic’s Activate to create an optimized path to premium CTV supply that enabled the advertiser to exceed their sales lift goal by 20% and exceed incremental sales lift goals by 126%.

Continued execution on 2024 operating priorities
•Aligned with our growth investments, increased global headcount by 16% in Q2 2024 on a year-over-year basis, adding new team members across product management, engineering and go-to-market teams in order to accelerate long-term revenue growth.
•Infrastructure optimization initiatives combined with limited capex drove nearly 60.7 trillion impressions processed in Q2 2024, an increase of 24% over Q2 2023.
•Cost of revenue per million impressions processed decreased 14% on a trailing twelve month period, as compared to the prior period.

“Revenue for the quarter was primarily impacted by one large DSP buyer that changed its bidding approach. Excluding this buyer, the majority of our business grew nearly 10% year over year led by strong omnichannel video growth. We increased our gross profit by 10% year over year via cost management and productivity improvements while adding 25% in gross impression capacity, and delivered excellent adjusted EBITDA profitability,” said Steve Pantelick, CFO at PubMatic.
"In the coming months, we anticipate activity from the bidding change to stabilize. With a focus on our key operating priorities, we expect to continue to invest and deliver full year incremental margin expansion."

2 Omnichannel video spans across desktop, mobile and CTV devices.

Financial Outlook
Our Q3 and full year outlook reflects a balance between our fastest growing areas of the business and a headwind from one of our top DSP buyers that revised its bidding approach in late May. Further, our outlook assumes continued softness from certain ad verticals, and that general market conditions do not significantly deteriorate further as it relates to current macroeconomic and geopolitical conditions.

Accordingly, we estimate the following:
For the third quarter of 2024, we expect the following:
•Revenue to be between $65 million to $67 million.
•Adjusted EBITDA to be in the range of $15 million to $17 million, representing approximately a 24% margin at the midpoint.

For the full year 2024, we expect the following:
•Year-over-year revenue to be between $288 million and $292 million, representing approximately 9% growth at the midpoint.
•Adjusted EBITDA to be in the range of $87 million to $91 million, representing approximately 31% margin at the midpoint.
•CapEx to be approximately $16 to $18 million
Although we provide guidance for adjusted EBITDA, we are not able to provide guidance for net income, the most directly comparable GAAP measure. Certain elements of the composition of GAAP net income, including stock-based compensation expenses, are not predictable, making it impractical for us to provide guidance on net income or to reconcile our adjusted EBITDA guidance to net income without unreasonable efforts. For the same reason, we are unable to address the probable significance of the unavailable information.
Conference Call and Webcast details
PubMatic will host a conference call to discuss its financial results on Thursday, August 8, 2024 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). A live webcast of the call can be accessed from PubMatic’s Investor Relations website at https://investors.pubmatic.com. An archived version of the webcast will be available from the same website after the call.
Non-GAAP Financial Measures
In addition to our results determined in accordance with U.S. generally accepted accounting principles (GAAP), including, in particular operating income (loss), net cash provided by operating activities, and net income (loss), we believe that adjusted EBITDA, adjusted EBITDA margin, non-GAAP net income, non-GAAP net income per diluted share and free cash flow, each a non-GAAP measure, are useful in evaluating our operating performance. We define adjusted EBITDA as net income (loss) adjusted for stock-based compensation expense, depreciation and amortization, interest income, and provision for (benefit from) income taxes. Adjusted EBITDA margin represents adjusted EBITDA calculated as a percentage of revenue. We define non-GAAP net income as net income (loss) adjusted for stock-based compensation expense and adjustments for income taxes. We define non-GAAP free cash flow as net cash provided by operating activities reduced by purchases of property and equipment and capitalized software development costs.

In addition to operating income and net income, we use adjusted EBITDA, non-GAAP net income, and free cash flow as measures of operational efficiency. We believe that these non-GAAP financial measures are useful to investors for period to period comparisons of our business and in understanding and evaluating our operating results for the following reasons:
•Adjusted EBITDA and non-GAAP net income are widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and amortization, interest expense, and provision for (benefit from) income taxes that can vary substantially from company to company depending upon their financing, capital structures and the method by which assets were acquired; and,
•Our management uses adjusted EBITDA, non-GAAP net income, and free cash flow in conjunction with GAAP financial measures for planning purposes, including the preparation of our annual operating budget, as a measure of operating performance or, in the case of free cash flow, as a measure of liquidity, and the effectiveness of our business strategies and in communications with our board of directors concerning our financial performance; and adjusted EBITDA provides consistency and comparability with our past financial performance, facilitates period-to-period comparisons of operations, and also facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.
Our use of non-GAAP financial measures has limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:
•Adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) the potentially dilutive impact of stock-based compensation; or (c) tax payments that may represent a reduction in cash available to us;
•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and
•Non-GAAP net income does not include: (a) the potentially dilutive impact of stock-based compensation; and (b) income tax effects for stock-based compensation
Because of these and other limitations, you should consider adjusted EBITDA, non-GAAP net income, and free cash flow along with other GAAP-based financial measures, including net income (loss) and cash flow from operating activities, and our GAAP financial results.

Forward Looking Statements
This press release contains “forward-looking statements” regarding our future business expectations, including our guidance relating to our revenue and adjusted EBITDA for the third quarter of 2024 and revenue, adjusted EBITDA, and capital expenditures for full year 2024, our expectations regarding our total addressable market, future market growth, and our ability to gain market share. These forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions and may differ materially from actual results due to a variety of factors including: our dependency on the overall demand for advertising and the channels we rely on; our existing customers not expanding their usage of our platform, or our failure to attract new publishers and buyers; our ability to maintain and expand access to spend from buyers and valuable ad impressions from publishers; the rejection of the use of digital advertising by consumers through opt-in, opt-out or ad-blocking technologies or other means; our failure to innovate and develop new solutions that are adopted by publishers; the war between Ukraine and Russia and the ongoing conflict between Israel and Palestine, and the related measures taken in response by the global community; the impacts of inflation as well as fiscal tightening and changes in the interest rate environment; public health crises, including the resulting global economic uncertainty; limitations imposed on our collection, use or disclosure of data about advertisements; the lack of similar or better alternatives to the use of third-party cookies, mobile device IDs or other tracking technologies if such uses are restricted; any failure to scale our platform infrastructure to support anticipated growth and transaction volume; liabilities or fines due to publishers, buyers, and data providers not obtaining consents from consumers for us to process their personal data; any failure to comply with laws and regulations related to data privacy, data protection, information security, and consumer protection; and our ability to manage our growth. Moreover, we operate in a competitive and rapidly changing market, and new risks may emerge from time to time. For more information about risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which are available on our investor relations website at https://investors.pubmatic.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. All information in this press release is as of August 8, 2024. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.
About PubMatic
PubMatic is an independent technology company maximizing customer value by delivering digital advertising’s supply chain of the future. PubMatic’s sell-side platform empowers the world’s leading digital content creators across the open internet to control access to their inventory and increase monetization by enabling marketers to drive return on investment and reach addressable audiences across ad formats and devices. Since 2006, PubMatic’s infrastructure-driven approach has allowed for the efficient processing and utilization of data in real time. By delivering scalable and flexible programmatic innovation, PubMatic improves outcomes for its customers while championing a vibrant and transparent digital advertising supply chain.
Investors:
The Blueshirt Group for PubMatic
investors@pubmatic.com
Press Contact:
Broadsheet Communications for PubMatic
pubmaticteam@broadsheetcomms.com

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$73,521	$78,509
Marketable securities	92,075	96,835
Accounts receivable, net	351,587	375,468
Prepaid expenses and other current assets	14,788	11,143
Total current assets	531,971	561,955
Property, equipment and software, net	60,137	60,729
Operating lease right-of-use assets	21,915	21,102
Acquisition-related intangible assets, net	5,074	5,864
Goodwill	29,577	29,577
Deferred tax assets	22,612	13,880
Other assets, non-current	1,817	2,136
TOTAL ASSETS	$673,103	$695,243
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$340,793	$347,673
Accrued liabilities	22,550	25,684
Operating lease liabilities, current	6,780	6,236
Total current liabilities	370,123	379,593
Operating lease liabilities, non-current	16,199	15,607
Other liabilities, non-current	4,052	3,844
TOTAL LIABILITIES	390,374	399,044
Stockholders' equity
Common stock	6	6
Treasury stock	(107,097)	(71,103)
Additional paid-in capital	253,455	230,419
Accumulated other comprehensive loss	(33)	(4)
Retained earnings	136,398	136,881
TOTAL STOCKHOLDERS’ EQUITY	282,729	296,199
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$673,103	$695,243

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$67,267	$63,330	$133,968	$118,737
Cost of revenue(2)	25,160	25,067	50,584	48,930
Gross profit	42,107	38,263	83,384	69,807
Operating expenses:(2)
Technology and development	8,659	6,730	16,619	13,247
Sales and marketing	23,095	19,810	47,910	42,937
General and administrative(1)	14,338	18,857	28,365	31,429
Total operating expenses	46,092	45,397	92,894	87,613
Operating loss	(3,985)	(7,134)	(9,510)	(17,806)
Interest income	2,340	2,176	4,904	4,067
Other income (expense), net	4,028	(221)	4,286	(686)
Income (loss) before income taxes	2,383	(5,179)	(320)	(14,425)
Provision for (benefit from) income taxes	412	545	163	(2,830)
Net income (loss)	$1,971	$(5,724)	$(483)	$(11,595)

Basic and diluted net income (loss) per share of Class A and Class B stock	$0.04	$(0.11)	$(0.01)	$(0.22)
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	49,780	52,029	49,910	52,383
Diluted	55,577	52,029	49,910	52,383
(1)On June 30, 2023, a Demand Side Platform buyer of our platform filed for Chapter 11 bankruptcy. As a result, of this bankruptcy we recorded incremental bad debt expense of $5.7 million which is reflected in our GAAP net loss and adjusted EBITDA results for the three and six months ended June 30, 2023.
(2)Stock-based compensation expense includes the following:

STOCK-BASED COMPENSATION EXPENSE
(In thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Cost of revenue	$494	$387	$931	$702
Technology and development	1,644	1,089	3,085	2,097
Sales and marketing	3,472	2,614	6,710	5,323
General and administrative	4,089	3,176	8,084	6,203
Total stock-based compensation expense	$9,699	$7,266	$18,810	$14,325

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(unaudited)

	Six Months Ended June 30,
	2024	2023
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(483)	$(11,595)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	22,548	22,330
Stock-based compensation	18,810	14,325
Provision for doubtful accounts	—	5,675
Deferred income taxes	(8,732)	(13,555)
Accretion of discount on marketable securities	(2,460)	(2,042)
Non-cash operating lease expense	3,475	3,067
Other	1	4
Changes in operating assets and liabilities:
Accounts receivable	23,881	41,743
Prepaid expenses and other assets	(3,397)	907
Accounts payable	(14,768)	(30,078)
Accrued liabilities	56	1,875
Operating lease liabilities	(2,970)	(2,740)
Other liabilities, non-current	277	(1,314)
Net cash provided by operating activities	36,238	28,602
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,537)	(2,552)
Capitalized software development costs	(11,526)	(9,919)
Purchases of marketable securities	(96,565)	(46,715)
Proceeds from sales of marketable securities	—	18,873
Proceeds from maturities of marketable securities	103,758	46,500
Net cash provided by (used in) investing activities	(5,870)	6,187
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of business combination indemnification claims holdback	(2,148)	—
Proceeds from issuance of common stock for employee stock purchase plan	1,451	971
Proceeds from exercise of stock options	1,274	937
Principal payments on finance lease obligations	(65)	(62)
Payments to acquire treasury stock	(35,868)	(23,480)
Net cash used in financing activities	(35,356)	(21,634)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,988)	13,155
CASH AND CASH EQUIVALENTS - Beginning of period	78,509	92,382
CASH AND CASH EQUIVALENTS - End of period	$73,521	$105,537

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Reconciliation of net income (loss):
Net income (loss)	$1,971	$(5,724)	$(483)	$(11,595)
Add back (deduct):
Stock-based compensation	9,699	7,266	18,810	14,325
Depreciation and amortization	11,336	10,898	22,548	22,330
Interest income	(2,340)	(2,176)	(4,904)	(4,067)
Provision for (benefit from) income taxes	412	545	163	(2,830)
Adjusted EBITDA[1,2]	$21,078	$10,809	$36,134	$18,163
Revenue	$67,267	$63,330	$133,968	$118,737
Adjusted EBITDA margin	31%	17%	27%	15%

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Reconciliation of net income (loss) per share:
Net income (loss)	$1,971	$(5,724)	$(483)	$(11,595)
Add back (deduct):
Stock-based compensation	9,699	7,266	18,810	14,325
Adjustment for income taxes	(1,999)	(1,390)	(3,885)	(2,708)
Non-GAAP net income[1,2]	$9,671	$152	$14,442	$22
GAAP diluted EPS	$0.04	$(0.11)	$(0.01)	$(0.22)
Non-GAAP diluted EPS	$0.17	$0.00	$0.26	$0.00
GAAP weighted average shares outstanding—diluted	55,577	52,029	49,910	52,383
Non-GAAP weighted average shares outstanding—diluted	55,577	56,259	55,291	56,605
Reported GAAP diluted loss per share for the six months ended June 30, 2024, and the three and six months ended June 30, 2023, were calculated using basic share count. Non-GAAP diluted earnings per share for the six months ended June 30, 2024 was calculated using diluted share count which includes approximately 5 million shares of dilutive securities related to employee stock awards. Non-GAAP diluted earnings per share for the three and six months ended June 30, 2023 was calculated using diluted share count which includes approximately 4 million shares of dilutive securities related to employee stock awards.

1 Beginning in the third quarter of fiscal 2023, we no longer exclude the impact of post-acquisition cash compensation agreements for certain key acquired employees from the Martin acquisition from Adjusted EBITDA and Non-GAAP net income. Prior period amounts for Adjusted EBITDA and Non-GAAP net income have been updated to conform to the current period presentation. For comparative purposes, the impact of this change to our adjusted EBITDA and Non-GAAP net income for the three months ended June 30, 2023 is a decrease to Adjusted EBITDA income and Non-GAAP net income of $1.2 million, and for the six months ended June 30, 2023, the impact of this change is a decrease to Adjusted EBITDA income and Non-GAAP net income of $2.2 million.
2 Net income (loss), Adjusted EBITDA, and Non-GAAP net income for the three and six months ended June 30, 2024 include other income of $4.0 million related to our efforts to build and test integrations with the Google Privacy Sandbox.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Reconciliation of cash provided by operating activities:
Net cash provided by operating activities	$11,944	$15,848	$36,238	$28,602
Less: Purchases of property and equipment	(736)	(1,135)	(1,537)	(2,552)
Less: Capitalized software development costs	(4,295)	(3,918)	(11,526)	(9,919)
Free cash flow	$6,913	$10,795	$23,175	$16,131